Company Contacts: Bionovo, Inc. Jim Stapleton Chief Financial Officer Phone: 510.420.4180 jim@bionovo.com Media: Katherina Audley Phone: 415.847.7295 katherina.audley@bionovo.com
Final Version
Richard Juelis Joins Bionovo’s Board of Directors

Emeryville, CA, June 12, 2007 - Bionovo, Inc. (NASDAQ: BNVI) announced today the appointment of Richard Juelis to the company’s Board of Directors. Mr. Juelis has had extensive finance and general management experience with large and emerging pharmaceutical and biotech companies. He will serve on the audit, compensation and nominations committees. The appointment of Mr. Juelis leaves Bionovo’s board membership with four independent members.

“I’m excited to join Bionovo’s Board of Directors,” said Mr. Juelis. “Bionovo is at an important development stage with its lead drug, MF101, moving toward registration trials. I believe my industry experience will help further accelerate the company's already rapid growth plans."

Mr. Juelis has been a Chief Financial Officer for the past fifteen years with emerging public healthcare companies. For the last two years, he has served as Vice President, Finance and Chief Financial Officer of World Heart, Inc., a public cardiac medical device company. For ten years prior to that, Juelis was CFO with Cellegy Pharmaceuticals, a public specialty pharmaceuticals company focusing on women’s health. Mr. Juelis has also held domestic and international finance and general management positions with two major pharmaceutical companies, Schering-Plough and Hoffmann-LaRoche.

“We are delighted to welcome Richard Juelis to our Board of Directors. His appointment comes at an important crossroads for Bionovo, as we plan to advance our lead compound, MF101, into Phase 3 clinical testing,” said Dr. Isaac Cohen, Chairman and CEO of Bionovo. “His far reaching background in finance, operations and business development is a tremendous asset for executing our growth strategy. We are confident that Richard’s long and successful track record in the industry coupled with his superb leadership skills will provide the company with valuable in-depth knowledge to craft partnership and licensing opportunities.”

Mr. Juelis received an M.B.A. from Columbia University, a B.S. in Chemistry from Fordham University and is a Certified Management Accountant (CMA). He is currently a Director and Audit Committee Chairman at Adept Technology, a leading public robotics company.

Bionovo accepted the resignation of Frances Preston, former President and CEO of Broadcast Music, Inc. (BMI), from its Board of Directors effective June 12, 2007. In her resignation letter, Ms. Preston cited a conflict in her ability to attend company board meetings due to her demanding position as BMI’s representative in the international arena.

"We thank Frances Preston for her service on our Board," said Isaac Cohen, Bionovo Chairman and CEO. "We have valued her advice and sincere care to cancer research and treatment. We wish her continued success in her duties to BMI and will continue harnessing her advise and support."

Bionovo, Inc.

Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company has two drugs in clinical testing. MF101 has completed Phase 2 for the treatment of menopausal symptoms and in a trial of 217 postmenopausal women, MF101 was more effective than placebo at reducing the frequency and severity of hot flashes. In addition, MF101 was proven to be extremely safe and very well tolerated. BZL101 is in Phase 1/2 for the treatment of advanced breast cancer. The company has an additional pipeline of drugs in development for breast cancer, pancreatic cancer and other menopausal symptoms. Bionovo is developing its products in close collaboration with leading U.S. academic research centers, including: University of California, San Francisco, University of California, Davis, and the University of Colorado Health Sciences Center. For further information please visit: http://www.bionovo.com.

Forward-Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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